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Exhibit 3

DURBAN ROODEPOORT DEEP, LIMITED
(Incorporated in the Republic of South Africa)
Registration No. 1895/000926/06
ARBN 086 277616
JSE trading symbol: DUR
ISIN Code: ZAE 000015079
ISSUER CODE: DUSM
NASDAQ trading symbol: DROOY

REPORT TO SHAREHOLDERS FOR THE 4th QUARTER AND YEAR ENDED 30 JUNE 2003

Group Results

Highlights

Record production (21 219 ounces) and profits at Tolukuma

Cash costs down 1.2% in Rand unit terms

Rationalisation of North West Operations

Inclusion into XAU Index

		Quarter June 2003	Quarter Mar 2003	12 months Jun 2003
Gold production (attributable)	oz	207,725	208,999	870,235
	kg	6,461	6,501	27,067
Cash operating costs	US$/oz	352	329	299
	R/kg	87,368	88,409	85,960
Net earnings (US GAAP)	US$m	0.7	3.2	41.0
	R m	9.9	24.3	408.5
Gold price received	US$/oz	348	348	332
	R/kg	86,348	93,734	96,714
Capital expenditure	US$m	3.3	2.0	11.5
	R m	24.9	17.7	104.6

STOCK ISSUED CAPITAL	STOCK TRADED	JSE	FRANKFURT	NASDAQ
184,222,073 ordinary no par value shares	Ave. volume for the quarter per day (000)	181	2,160	96
5,000,000 cumulative preference shares	% of issued stock traded (annualised)	26%	306%	14%
Price	—	High	R23.75 USD 2.93 Euro 2.56
	—	Low	R15.60 USD 2.18 Euro 1.94
	—	Close	R19.30 USD 2.52 Euro 2.24

ADDRESS DETAILS

REGISTERED OFFICE:	SHARE TRANSFER SECRETARIES:
45 Empire Road, Parktown,	Ultra Registrars (Pty) Ltd,
South Africa	PO Box 4844,
PO Box 390,	Johannesburg 2000,
Maraisburg 1700,	South Africa
South Africa
UNITED KINGDOM REGISTRARS:	DEPOSITORY BANK:
St. James' Corporate Services Ltd,	American Depository Receipts,
6 St. James' Place,	The Bank of New York,
London	Shareholders Relations Department,
SW 1A 1NP	101 Barclay Street, New York, NY 10296

FORWARD LOOKING STATEMENTS

        Some of the information in this voluntary announcement, contain projections or other forward looking statements regarding future events or other future performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially due to such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations and mining risks. We undertake no obligation to publicly release results of any of these forward looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

LETTER TO SHAREHOLDERS

        Dear shareholder

        While the US Dollar gold price remained constant during the quarter, the South African Rand strengthened by 7%, to an average R7.73 to the US Dollar, leading to a corresponding 8% drop in the Rand gold price received. Consequently, revenue of slightly more than R42 million was forsaken. Gold production from operations was virtually unchanged, the slight fall recorded arising from poorer surface grades. Cash costs in absolute terms were reduced by R12.2 million and in unit terms by 1.2%, but the strength of the Rand took the cost per ounce in US Dollar terms to US$352 per ounce, which is above the current gold price. This situation is unacceptable and, as a result, we have issued a 60-day notice—as required under the Labour Relations Act—to all unions and associations representing the 13 000 employees, including contractors, at our North West Operations (Hartebeestfontein and Buffelsfontein mines) that the future of these operations is under review.

Overall Performance

        Production at Blyvooruitzicht was affected by a blocked ore pass in the 1A Sub Shaft and poorer grades from the operation's surface sources. While approximately 20 000 tonnes of ore are locked up underground due to the ore pass problem, it is expected that the contained gold will be recovered this quarter. Lower surface grades are likely to continue to December 2003, at which time feed from the higher grade Slimes Dam Project will replace current sources.

        Our North West Operations have been the subject of considerable management attention over the past three months. Measures taken have included: a synergy exercise with Blyvoor in respect of sharing services; a reduction in overhead; a re-evaluation of the plant configuration; the removal of some 3 000 contract workers; a renewed focus on grade control; and opening up new blocks of ground. However, surface sources have been rendered uneconomical by the current Rand gold price and plans to upgrade the South Shaft plant to treat all feedstock have been shelved, pending the outcome of the 60-day review referred to above.

        Tolukuma has now established itself as a consistent gold producer, with ore production now derived from at least six vein sources. Grades continue to improve due to mining of the high grade Tinnabar vein (100 000 ounces in reserves and resources) and the discovery of the Zine vein on surface. The latter, as well as the Miliahamba Deeps, will be drilled for strike extension this quarter. Recent studies, including those conducted by government agencies, have established that the mine meets and exceeds all government compliance requirements. A number of community programmes have also been initiated.

        DRD has a 40% stake in the Crown Gold Recoveries JV with Khumo Bathong Holdings (Pty) Ltd and manages the ERPM mine and Crown surface retreatment operation on behalf of the JV. ERPM has recovered from the fire in February 2003 and the production build-up is on track. Crown has secured funding of US$22 million (R170 million) from the Industrial Development Corporation, which will be applied to reducing ERPM's pumping costs and retreating the Cason Dump. The latter is expected to yield 30 000 ounces of gold production annually over 7 years.

        Group capital expenditure for the quarter was a record US$5.2 million (R40.6 million) excluding recoupments, but all capex programmes are now under review due to the low Rand gold price.

Ore Reserves

        At the year end, DRD had audited proven and probable ore reserves of 129.4 million tonnes at an average grade of 3.81 grams per tonne, containing 15.8 million ounces of gold. The life of our North West Operations is 16 years and of Blyvoor, 21 years. Work on the Argonaut project involved expenditure of R0.3 million in the quarter but spending on this programme has been curtailed in view of the Rand's strength.

Financial

        Earnings for the quarter decreased from US$3.2 million the previous quarter to US$0.7 million. The net operating loss was US$12.2 million after allowing for increased depreciation and a US$12.5 million write down on assets and investments. Shareholders' equity increased to US$53.2 million. Cash and equivalents stood at US$45.7 million, largely representing the unexpended balance of the convertible note proceeds.

Shareholder Value Recovery Programme

        The company is pursuing litigation against various parties, including certain former directors and officers, for recovery of lost shareholder value. During the quarter, we successfully overturned an ex-parte Anton Pillar order against the company and our claim for our lost Continental Goldfields investment was upheld in the West Australian Courts. Meanwhile, we have completed our actions with the issue of our claims for loss from the defunct Rawas mine in Indonesia. Our total programme now covers claims of approximately US$22 million (R160 million) relative to, but not comparable with, the US$80 million (R590 million) written off in the 2000 financial year.

Outlook

        The immediate future will depend on the trend in the Rand/Dollar exchange rate, with the Rand having been exceptionally strong over the past six months and the outcome of the review of the North West Operations. While I know that management will do its utmost to preserve an economic future for these assets, equally DRD will not permit persistent losses at any of its operations.

        On a positive note, we are pleased to report that the company will be included as a constituent of the Philadelphia Gold and Silver Index with effect from 18 August 2003.

        Building on our success at Tolukuma, we are engaged in a number of initiatives to implement our Australasian growth strategy.

MARK WELLESLEY-WOOD
Chairman and Chief Executive Officer	24 July 2003

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Hartebeestfontein Gold Mine (a division of Buffelsfontein Gold Mines Limited), DRD Australasia and Dome Resources NL on a consolidated basis. The results of Crown Gold Recoveries (Pty) Ltd which include the East Rand Proprietary Mines Limited are accounted for on the Equity basis.

        The financial statements below are prepared in accordance to Generally Accepted Accounting Principles in the United States of America (US GAAP). The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

	(US$ m)
GROUP INCOME STATEMENTS FINANCIAL RESULTS (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Revenues
Product sales (Gold revenue)	64.4	65.7	263.2
Cost and expenses	(67.6)	(64.3)	(244.6)

Production costs	(66.4)	(64.0)	(242.2)
Movement in gold in process	(0.5)	—	(0.9)
Movement in rehabilitation provision	(0.7)	(0.3)	(1.5)

Other operating expenses
Depreciation and amortization	(5.1)	(2.3)	(11.9)
Impairment of assets	(12.5)	—	(12.5)
Employment termination costs	(1.5)	(0.2)	(1.7)
Management and consulting fees	(0.7)	(0.8)	(2.5)
Profit on financial instruments	10.4	17.8	52.8
Profit on sale of investments	2.7	—	11.0
Administration and general charges	(2.3)	(3.9)	(9.9)

Stock based compensation costs	(1.2)	(1.2)	(4.3)
Administration and general charges	(1.1)	(2.7)	(5.6)

Net operating (loss)/income	(12.2)	12.0	43.9
Investment income	2.4	3.3	9.1
Other income	1.1	0.3	2.5
Finance cost
Interest expense	(2.6)	(1.6)	(5.3)

(Loss)/profit before taxation	(11.3)	14.0	50.2
Loss from associate	(3.6)	(2.3)	(5.4)
Income and mining tax benefit	0.1	—	0.1
Deferred taxation benefit/(charge)	15.5	(8.5)	(3.9)

Net profit applicable to shareholders	0.7	3.2	41.0

Basic earnings per share (cents)	—	1.8	22.4
Diluted earnings per share (cents)	—	1.7	22.1
	(US$m)
CHANGES IN SHAREHOLDERS' EQUITY (Unaudited)	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Shareholders' equity at the beginning of the period	48.9	42.9	(11.2)
Share capital issued	1.4	1.8	13.1

—for cash	—	—	6.7
—for share options exercised	0.2	0.6	2.1
—for stock based compensation	1.2	1.2	4.3

Movement in retained income	2.9	4.2	51.3

—profit applicable to shareholders	0.7	3.2	41.0
—mark-to-market on investments	0.1	(2.0)	(1.8)
—currency adjustments and other	2.1	3.0	12.1

Shareholders' equity at the end of the period	53.2	48.9	53.2

	(US$ m)
GROUP CASH FLOW STATEMENTS ABRIDGED (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003
Net cash out flow from operating activities	(14.6)	(11.2)
Net cash in (out) flow from investing activities	0.4	(9.1)
Net cash out flow from financing activities	(13.4)	(7.4)

Net decrease in cash & equivalents	(27.6)	(27.7)
Effect of exchange rate changes on cash	10.2	3.8
Cash and equivalents at beginning of period	63.1	87.0

Cash and equivalents at end of period	45.7	63.1

	(US$ m)
GROUP BALANCE SHEETS ABRIDGED (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003
ASSETS
Current assets	75.4	93.6

Cash and equivalents	45.7	63.1
Receivables	21.5	21.3
Inventories	8.2	9.2

Mining assets	87.7	85.0

Cost	391.0	361.3
Accumulated depreciation & amortization	(303.3)	(276.3)

Other assets	76.2	63.0

Deferred income and mining taxes	47.5	29.3
Non-current assets	28.7	33.7

Total assets	239.3	241.6

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	70.0	70.7

Bank overdraft	3.6	1.6
Accounts payable and accrued liabilities	49.9	48.1
Short term portion of long term loans	16.4	20.6
Income and mining taxes	0.1	0.4

Long term loans	5.6	5.5
Convertible loan note	61.5	60.7
Deferred financial liability	24.3	33.5
Provision-environmental rehabilitation	24.7	22.3
Shareholders' equity	53.2	48.9
AUTHORISED
300,000,000 ordinary no par value shares
5,000,000 cumulative preference shares
ISSUED
184,222,073 ordinary no par value shares
5,000,000 cumulative preference shares

Stated capital	360.4	360.2
Additional paid in capital	37.7	36.5
Cumulative preference shares	0.1	0.1
Accumulated loss	(301.0)	(301.7)
Other comprehensive income	(44.0)	(46.2)

Total liabilities & shareholders' equity	239.3	241.6

CONVERSION FACTORS
CURRENCY
Balance Sheet:	30-Jun-03 US$1 = R7.4700
Income Statement:	Apr-03 US$1 = R7.6734

May-03 US$1 = R7.6391
Jun-03 US$1 = R7.8821

SHARE OPTION SCHEME

        The following summary provides information in respect of the Durban Roodepoort Deep (1996) Option Scheme as at 30 June 2003:

Number of options in issue:	6,276,682
Number of options currently vested:	1,342,839

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Hartebeestfontein Gold Mine (a division of Buffelsfontein Gold Mines Limited), DRD Australasia and Dome Resources NL on a consolidated basis. The results of Crown Gold Recoveries (Pty) Ltd which include the East Rand Proprietary Mines Limited are accounted for on the Equity basis.

        The financial statements below are prepared in accordance to Generally Accepted Accounting Principles in the United States of America (US GAAP). The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

	(R m)
GROUP INCOME STATEMENTS FINANCIAL RESULTS (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Revenues
Product sales (Gold revenue)	497.7	550.0	2,385.4
Cost and expenses	(518.0)	(540.8)	(2,189.0)

Production costs	(509.1)	(538.1)	(2,168.9)
Movement in gold in process	(3.4)	(0.2)	(7.0)
Movement in rehabilitation provision	(5.5)	(2.5)	(13.1)

Other operating expenses
Depreciation and amortization	(39.2)	(19.1)	(102.4)
Impairment of assets	(98.2)	—	(98.2)
Employment termination costs	(11.6)	(1.7)	(13.6)
Management and consulting fees	(5.7)	(6.7)	(22.1)
Profit on financial instruments	84.8	148.9	473.9
Profit on sale of investments	17.8	—	106.5
Administration and general charges	(17.5)	(32.5)	(87.1)

Stock based compensation costs	(10.0)	(9.7)	(39.0)
Administration and general charges	(7.5)	(22.8)	(48.1)

Net operating (loss)/income	(89.9)	98.1	453.4
Investment income	18.8	27.3	80.0
Other income	8.5	2.3	21.1
Finance Cost
Interest expense	(20.7)	(13.1)	(44.5)

(Loss)/profit before taxation	(83.3)	114.6	510.0
Loss from associate	(27.8)	(18.6)	(40.9)
Income and mining tax benefit	0.9	0.1	0.8
Deferred taxation benefit/(charge)	120.1	(71.8)	(61.4)

Net profit applicable to shareholders	9.9	24.3	408.5

Basic earnings per share (cents)	5.4	13.2	222.9
Diluted earnings per share (cents)	5.3	13.1	216.8
	(R m)
CHANGES IN SHAREHOLDERS' EQUITY (Unaudited)	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Shareholders' equity at the beginning of the period	392.2	371.8	(118.1)
Share capital issued	11.4	14.5	125.7

—for cash	—	—	68.0
—for share options exercised	1.4	4.8	18.7
—for stock based compensation	10.0	9.7	39.0

Movement in retained income	(7.0)	5.9	389.0

—profit applicable to shareholders	9.9	24.3	408.5
—mark-to-market on investments	1.4	(16.7)	(14.5)
—currency adjustments and other	(18.3)	(1.7)	(5.0)

Shareholders' equity at the end of period	396.6	392.2	396.6

	(R m)
GROUP CASH FLOW STATEMENTS ABRIDGED (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003
Net cash out flow from operating activities	(112.8)	(93.4)
Net cash in (out) flow from investing activities	3.3	(75.8)
Net cash out flow from financing activities	(103.9)	(61.6)

Net decrease in cash & equivalents	(213.4)	(230.8)
Effect of exchange rate changes on cash	49.1	(16.6)
Cash and equivalents at beginning of period	505.6	753.0

Cash and equivalents at end of period	341.3	505.6

	(R m)
GROUP BALANCE SHEETS ABRIDGED (Unaudited)
	Quarter Jun 2003	Quarter Mar 2003
ASSETS
Current assets	563.0	750.6

Cash and equivalents	341.3	505.6
Receivables	160.8	171.1
Inventories	60.9	73.9

Mining assets	655.2	681.4

Cost	2,920.9	2,896.0
Accumulated depreciation & amortization	(2,265.7)	(2,214.6)

Other assets	569.0	504.7

Deferred income and mining taxes	354.9	234.7
Non-current assets	214.1	270.0

TOTAL ASSETS	1,787.2	1,936.7

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	518.6	554.0

Bank overdraft	26.8	12.6
Accounts payable and accrued
liabilities	372.8	385.7
Short term portion of long term loans	117.9	152.5
Income and mining taxes	1.1	3.2

Long term loans	41.9	44.2
Convertible loan note	464.1	499.4
Deferred financial liability	181.8	268.3
Provision-environmental rehabilitation	184.2	178.6
Shareholders' equity	396.6	392.2
AUTHORISED
300,000,000 ordinary no par value shares
5,000,000 cumulative preference shares
ISSUED
184 222 073 ordinary no par value shares
5,000,000 cumulative preference shares

Stated capital	2,200.9	2,199.5
Additional paid in capital	86.7	76.7
Cumulative preference shares	0.5	0.5
Accumulated loss	(1,903.5)	(1,913.4)
Other comprehensive income	12.0	28.9

Total liabilities & shareholders' equity	1,787.2	1,936.7

	(R m)
US/SA GAAP RECONCILIATION Reconciliation of net profit to SA GAAP
	Quarter Jun 2003	Quarter Mar 2003
Net profit determined under US GAAP	9.9	24.3
Adjusted for:
Financial instruments	(31.9)	(10.1)
Accounting for business combinations	0.4	0.3
Stock based compensation costs	10.0	9.7
Fair value adjustments on investments	1.4	(16.7)
Deferred taxation on adjustments	(3.2)	3.0

Effect of US GAAP adjustments	(23.3)	(13.8)

Net (loss)/profit determined under SA GAAP	(13.4)	10.5

KEY OPERATING AND FINANCIAL RESULTS

		Crown Gold Recoveries			Blyvoor		North West
		Crown Section	ERPM Section	Attributable to DRD (40% of CGR)	Under- ground	Surface	Under- ground	Surface	Tolukuma	Total continuing operations	Dis continuing operation #	Total DRD attributable
US$/Imperial
Ore milled—t'000	Jun 03 Qtr	2,954	163	1,246	232	452	670	1,411	50	4,061	378	4,439
	Mar 03 Qtr	2,865	136	1,200	248	470	635	1,357	49	3,959	363	4,322
	12 Mths to Jun 03	11,810	401	4,884	970	1,838	2,773	5,518	177	16,160	1,606	17,766
Gold produced—ounces	Jun 03 Qtr	33,822	22,183	22,402	49,127	9,195	85,580	16,312	21,219	203,835	3,890	207,725
	Mar 03 Qtr	33,533	17,329	20,345	50,927	12,347	86,619	18,667	16,397	205,302	3,697	208,999
	12 Mths to Jun 03	141,238	51,858	77,239	203,000	44,626	384,296	78,447	68,096	855,704	14,531	870,235
Yield—ounces per ton	Jun 03 Qtr	0.011	0.136	0.018	0.212	0.020	0.128	0.012	0.424	0.050	0.010	0.047
	Mar 03 Qtr	0.012	0.127	0.017	0.205	0.026	0.136	0.014	0.335	0.052	0.010	0.048
	12 Mths to Jun 03	0.012	0.129	0.016	0.209	0.024	0.139	0.014	0.385	0.053	0.009	0.049
Cash operating cost—US$/oz	Jun 03 Qtr	303	449	na	324	355	407	276	250	352	410	353
	Mar 03 Qtr	292	562	na	287	237	383	309	265	329	295	328
	12 Mths to Jun 03	257	481	na	271	241	334	252	273	299	347	299
Cash operating cost—US$/ton	Jun 03 Qtr	3	61	na	69	7	52	3	106	23	4	20
	Mar 03 Qtr	3	72	na	59	6	52	4	89	22	3	20
	12 Mths to Jun 03	3	62	na	57	6	46	4	105	21	3	18
Cash operating profit/(loss)—US$m	Jun 03 Qtr	1.6	(2.2)	na	1.2	—	(4.8)	1.1	1.8	(0.7)	(0.2)	(0.9)
	Mar 03 Qtr	1.8	(3.7)	na	3.0	1.4	(3.1)	0.7	1.6	3.6	0.1	3.7
	12 Mths to Jun 03	10.7	(7.2)	na	12.4	4.1	(1.1)	6.0	4.6	26.0	(0.2)	25.8
ZAR/Metric
Ore milled—t'000	Jun 03 Qtr	2,680	148	1,131	211	410	607	1,281	45	3,685	343	4,028
	Mar 03 Qtr	2,600	124	1,090	225	427	576	1,232	45	3,595	329	3,924
	12 Mths to Jun 03	10,714	364	4,431	881	1,668	2,515	5,008	162	14,665	1,457	16,122
Gold produced—kg	Jun 03 Qtr	1,052	690	697	1,528	286	2,662	507	660	6,340	121	6,461
	Mar 03 Qtr	1,043	539	633	1,584	384	2,694	581	510	6,386	115	6,501
	12 Mths to Jun 03	4,393	1,613	2,402	6,314	1,388	11,953	2,440	2,118	26,615	452	27,067
Yield—g/tonne	Jun 03 Qtr	0.39	4.66	0.62	7.24	0.70	4.39	0.40	14.67	1.72	0.35	1.60
	Mar 03 Qtr	0.40	4.35	0.58	7.04	0.90	4.68	0.47	11.33	1.78	0.35	1.66
	12 Mths to Jun 03	0.41	4.43	0.54	7.17	0.83	4.75	0.49	13.07	1.81	0.31	1.68
Cash operating cost—R/kg	Jun 03 Qtr	75,206	111,528	na	80,488	88,297	101,038	68,574	62,198	87,368	101,306	87,661
	Mar 03 Qtr	78417	150,959	na	77,190	63,708	102,965	83,247	70,837	88,409	77,878	88,199
	12 Mths to Jun 03	73,645	128,325	na	77,557	68,752	96,321	73,002	78,744	85,960	101,029	86,236
Cash operating cost—R/tonne	Jun 03 Qtr	30	520	na	583	62	443	27	912	371	36	174
	Mar 03 Qtr	31	656	na	543	57	481	39	803	203	27	183
	12 Mths to Jun 03	30	569	na	556	57	458	36	1,030	203	31	182
Cash operating profit/(loss)—R m	Jun 03 Qtr	12.3	(16.7)	na	9.8	(1.0)	(37.3)	8.9	14.1	(5.5)	(2.1)	(7.6)
	Mar 03 Qtr	15.5	(30.9)	na	25.5	11.7	(26.1)	6.1	13.7	30.9	1.6	32.5
	12 Mths to Jun 03	100.9	(59.1)	na	118.0	38.2	6.9	58.3	39.3	260.7	(2.3)	258.4
# West Witwatersand Gold Mine
		Crown Gold Recoveries			Blyvoor		North West		Tolukuma		Total DRD
Capital Expenditure
	Quarter	US$m	R m		US$m	R m	US$m	R m	US$m	R m	US$m	R m
Net Outflow	Jun 03 Qtr	1.3	10.7		1.4	11.0	1.7	12.7	2.0	15.6	3.3	24.9
	Mar 03 Qtr	1.1	8.6		1.0	8.0	0.7	5.8	0.3	3.1	2.0	17.7
	12 Mths to Jun 03	5.6	50.7		4.2	37.3	6.1	56.3	2.9	24.4	11.5	104.6

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Hartebeestfontein Gold Mine (a division of Buffelsfontein Gold Mines Limited), DRD Australasia and Dome Resources NL on a consolidated basis. The results of Crown Gold Recoveries (Pty) Ltd which include the East Rand Proprietary Mines Limited are accounted for on the Equity basis.

        The financial statements below are prepared on the historical cost basis and in accordance with South African Statements of Generally Accepted Accounting Practice (SA GAAP). The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002 except for the adoption of AC133—Financial instruments: Recognition and Measurement.

        KPMG's unmodified review report on the condensed SA GAAP financial statements contained in this voluntary announcement of annual results is available for inspection at the company's registered office.

	(R m)
GROUP INCOME STATEMENTS FINANCIAL RESULTS (Reviewed)
	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Gold revenue	497.7	550.0	2,385.4
Cash operating costs	(505.3)	(517.5)	(2,127.0)

Cash operating (loss)/profit	(7.6)	32.5	258.4
Other expenses—net	(7.2)	(36.7)	(72.4)
Business development	(4.2)	(1.6)	(7.9)
Care and maintenance costs	(3.3)	(2.2)	(9.3)

Cash(loss)/profit from operations	(22.3)	(8.0)	168.8
Retrenchment costs	(11.6)	(1.7)	(13.6)
Investment income	18.8	27.3	80.0
Interest paid	(20.5)	(13.4)	(44.4)

Net cash operating (loss)/profit	(35.6)	4.2	190.8
Rehabilitation	(5.5)	(2.5)	(13.1)
Depreciation	(38.7)	(18.8)	(100.9)
Gain on financial instruments	60.2	115.0	396.9
Gold in process	(3.4)	(0.2)	(7.0)

(Loss)/profit before taxation	(23.0)	97.7	466.7
Loss from associate	(27.8)	(18.6)	(40.9)
Taxation	0.9	0.1	0.8
Deferred taxation benefit/(charge)	116.9	(68.7)	(61.8)

Profit after taxation	67.0	10.5	364.8
Exceptional items	(80.4)	—	4.5

Net (loss)/profit	(13.4)	10.5	369.3

Headline earnings per share (cents)	36.4	5.7	199.0
Basic (loss)/earnings per share (cents)	(7.3)	5.7	201.5
Calculated on the weighted average ordinary shares issued	184,091,468	183,708,812	183,300,665
Diluted headline earnings per share (cents)	36.2	5.6	192.5
Diluted basic (loss)/earnings per share (cents)	(7.3)	5.6	194.7
	(R m)
RECONCILIATION OF HEADLINE EARNINGS	Quarter Jun 2003	Quarter Mar 2003	12 months to Jun 2003
Net (loss)/profit per income statement	(13.4)	10.5	369.3
Less: Profit of sale of Investment	(17.8)	—	(102.7)
Asset and investment Impairment	98.2	—	98.2

Headline earnings	67.0	10.5	364.8

	(R m)
CHANGES IN SHAREHOLDERS' INTEREST ABRIDGED (Reviewed)
	Quarter Jun 2003	Quarter Mar 2003	(R m) 12 months to Jun 2003
Shareholders' interest at the beginning of the period	493.5	480.4	(144.0)
Share capital issued	6.8	(2.4)	241.7

—for cash	—	—	68.0
—for share options exercised	1.4	4.8	18.7
—for equity portion of convertible note	5.4	(7.2)	155.0

Movement in retained income	(13.4)	10.5	369.3
Currency adjustments and other	(24.5)	5.0	(4.6)

Shareholders' interest at the end of the period	462.4	493.5	462.4

	(R m)
GROUP BALANCE SHEETS ABRIDGED (Reviewed)
	Quarter Jun 2003	Quarter Mar 2003
Employment of Capital
Net mining assets	626.5	652.3
Investments	80.4	138.4
Environmental Trust funds	133.7	131.6
Deferred mining and income taxes	355.4	238.6
Current assets	563.0	750.6

Inventories	60.9	73.9
Trade and other receivables	160.8	171.1
Cash and equivalents	341.3	505.6

	1,759.0	1,911.5

Capital Employed
Shareholders' equity	462.4	493.5
Borrowings	412.0	417.1
Deferred financial liability	181.8	268.3
Rehabilitation	184.2	178.6
Other non-current liabilities	74.1	88.0
Current liabilities	444.5	466.0

Trade and other payables	325.5	310.3
Current portion of borrowings	117.9	152.5
Taxation	1.1	3.2

	1,759.0	1,911.5

	(R m)
GROUP CASH FLOW STATEMENTS ABRIDGED (Reviewed)
	Quarter Jun 2003	Quarter Mar 2003
Net cash out flow from operating activities	(112.8)	(93.4)
Net cash in (out) flow from investing activities	3.3	(75.8)
Net cash out flow from financing activities	(103.9)	(61.6)

Decrease in cash & equivalents	(213.4)	(230.8)
Translation adjustment	49.1	(16.6)
Opening cash and equivalents	505.6	753.0

Closing cash and equivalents	341.3	505.6

INVESTOR RELATIONS

        For further information, contact Ilja Graulich at:

Tel: (+27-11)381-7800, Fax: (+27-11) 482-4641,
e-mail: graulich@drd.co.za,
web site: http://www.durbans.com
45 Empire Road,
Parktown,
South Africa

PO Box 390,
Maraisburg 1700,
South Africa

DIRECTORS—(*British)(**Australian)

Executives:
MM Wellesley-Wood (Chairman and Chief Executive Officer)*
IL Murray (Chief Financial Officer and Deputy Chief Executive Officer)

Non-Executives:
MP Ncholo; RP Hume; GC Campbell*; DC Baker**

Alternates:
A Lubbe; D van der Mescht

Group Company Secretary: JH Dissel (Acting)

QuickLinks

  Exhibit 3
REPORT TO SHAREHOLDERS FOR THE 4th QUARTER AND YEAR ENDED 30 JUNE 2003